Exhibit (c)(5)

Project Motion Discussion Materials Strictly Private and Confidential November 14, 2012

1 Executive Summary RBC was originally engaged on February 29th, 2012 to explore a potential transaction Commencing on April 10th, RBC conducted a fulsome process and contacted 21 parties - 17 parties showed potential interest - 10 parties executed an NDA - 9 parties held management meetings and subsequent follow-ups In May / June, RBC sent bid instruction letters to 4 parties, however, no parties bid at that time - Avago, Dialog, Fairchild, ON RBC has remained in dialogue with 3 additional parties: Francisco Partners, Golden Gate Capital, and Monolithic Power Systems (MPS) - Francisco Partners held multiple due diligence meetings, including a visit to China, and remains interested in a potential transaction - Golden Gate Capital and MPS were instructed the process was to be put on-hold, however, remain interested in exploring a potential transaction On November 10th, 2012 the company received an unsolicited bid for $4.00 / share from IDG-Accel A number of the parties who originally passed will likely want an update: Dialog, Marvell, Murata, NXP, ON, Skyworks RBC would like to discuss and review with the Board a summary of the prior process, selected feedback and potential next steps in response to the unsolicited bid from IDG-Accel

2 Historical Process Summary Contacted Evaluated Held Management Meetings Currently Evaluating / Remain Interested Process Results 2 4 9 15 21 Indication Provided PASSED: PASSED: PASSED: Excluded as a result of putting the process on-hold IDG-Accel Timing RBC has conducted a fulsome outreach that included 21 potential buyers - 17 potential buyers, or more than 80% of those contacted, expressed interest 9 potential buyers held management meetings 4 potential buyers continue to evaluate and remain interested – 2 have provided written / verbal indications April 2012 April – May 2012 May – July 2012 July – August 2012 August – Today 2012 IDG-Accel

3 Motion Decision Tree – How to Respond to IDG-Accel Offer Reject Offer Accept / Negotiate / No Go Shop Accept / Negotiate / Go Shop Negotiate Offer & Restart Whole Process Fairness / Inadequacy Opinion -> Reject Potential Responses to IDG-Accel Offer No Fee Opinion Fee Full Engagement Fee Full Engagement Fee Full Engagement Fee RBC Fee Risks to S/Holders Pro’s Description Reject the $4.00 / share offer outright • Hard to justify not even considering a 127%(1) premium bid • May be room to negotiate for better offer (1) Represents a premium over 11/12/12 close price of $1.76 • Faster and cheaper option • Helps focus on execution RBC to provide a Fairness / Inadequacy Opinion • In event of fairness – will need to consider taking the offer; less room to negotiate • In event of inadequacy – creating an official floor for acceptable valuation (less flexibility later) • Safer choice • Relatively inexpensive for company • No need to re-start the process Negotiate affirmatively, to an acceptable range and enter exclusivity • Potential buyers left on the table (FP, MPS, GG) • Lack of competitive tension can lead to 11th hour price revision • $4.00 can be best and final offer • Faster and more straightforward choice to get a deal done; company can focus on execution • Minimize leaks Negotiate affirmatively, to an acceptable range and do a market check with selected players • Targeted market check may not be comprehensive enough • May scare IDG-Accel off • More time-consuming: more management meetings • Ensures competitive tension and a potential bidding war • Leaks still minimized Not give any affirmation; immediately re-start sell-side process and reach out to original broad base of buyers • May scare IDG-Accel off • Encourages parties to kick the tires again – great time suck for management • Increases chance of leaks; poor signal to the market • Ensures competitive tension and a potential bidding war • Allows the previously-declined parties to re-evaluate

4 Interested Parties Overview Company Overview Interaction to Date Expressed Interest to Date - Provided introductory materials - Executed NDA - Held multiple due diligence sessions, including a trip to China Relevant Portfolio Companies: - Provided introductory materials - Indicated to them that the process was being put on-hold Relevant Portfolio Companies: - Provided introductory materials - Indicated to them that the process was being put on-hold Francisco Partners is a global private equity firm that specializes in investments in technology companies. Since its launch over a decade ago, FP has raised approximately $7 billion and invested in more than 100 technology companies, making it one of the most active investors in the industry. Golden Gate Capital is a San Francisco-based private equity investment firm with over $12 billion of capital under management. The principals of Golden Gate have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Monolithic Power Systems (MPS) is a fabless semiconductor company specializing in high-performance analog ICs. Founded in 1997, MPS's core technology is its proprietary manufacturing process combined with superior analog circuit design capabilities across system-level and end customer applications. MPS has over 900 employees worldwide, located in the United States, China, Taiwan, Korea, Japan and across Europe. Verbally indicated possible bid up to $4.00 / share Expressed interest but did not indicate valuation range as process was put on-hold Verbally indicated they would consider a bid of $6.00 if they moved forward, however, process was put on-hold (1) Financials as of 11/12/12 at a share price of $19.27. Financials (1) Market Cap $683.6 Plus: Debt 0.0 Less: Cash (185.5) Enterprise Value $498.1

5 Engagement Fee Details Mandate: Exclusive financial advisor to MEMSIC on same terms to prior engagement Retainer Fee - None Fairness / Inadequacy Opinion Fee - $400,000 - Payable upon the delivery of such opinion, without regard to whether such opinion is accepted or a transaction is consummated - To be credited against a Transaction Fee Transaction Fee - $1.85 million minimum fee - Plus 1.75% of transaction value in excess of $120 million - Plus 3.50% of transaction value in excess of $150 million Termination Fee: 25% of any break-up fee received

Appendix

7 IDG Capital Partners Overview IDG Capital Partners is a China-focused investment firm backed by International Data Group (IDG) and Accel Partners. They primarily focus on companies in consumer products, franchise services, internet and wireless application, new media, education, healthcare, new energy, and advanced manufacturing sectors. They have offices located in Hong Kong, Beijing, Shanghai, Guangzhou, and Shenzhen. Typical Investment Size $1 to $100 million Large investor in MEMSIC $2.5 billion IDG-Accel China Growth Funds raised $1.3 billion in 2011 Assets Under Management Other Relevant Investments Amlogic Inc. A leading fabless system-on-chip (SoC) company that provides open platform solutions for HD multimedia, 3D gaming and internet connected consumer applications Baud Data Communications A leading routers manufacturer in China, providing gateway and routing equipment to large corporate users Shenzhen Guanri Telecom Provides R&D, production and sales of telecom system and products RDA Microelectronics (NASDAQ: RDA) Engaged in design, development, manufacture and distribution of RF IC including 3G (TD-SCDMA), 2G/2.5G (GSM/GPRS), SCDMA, PHS Sun & Sea (Listed on SME board of Shenzhen Stock Exchange, with the security code 002313) A high-tech company producing physical connection equipment for communication networks Verisilicon A leading semiconductor ASIC design foundry. Its services range from SoC design and verification platform, IP, front-end and back-end design services, software design services and turn-key services (including manufacturing, packaging, testing, and delivery) for China based foundries